FOR IMMEDIATE RELEASE

AR Capital to Engage Deloitte & Touche to Provide Internal Audit Services

New York, New York, December 11, 2014 – AR Capital, LLC (“AR Capital”), an active sponsor and manager of numerous alternative investment programs, announced today that it has obtained approval from the audit committees of its publicly registered, non-traded companies to engage Deloitte & Touche LLP (“Deloitte”) to provide outsourced internal audit services on their behalf.

“In line with AR Capital’s commitment to maintain and expand our best-in-class organizational practices, we will engage Deloitte to conduct our internal audit function on behalf of our direct investment programs,” commented Nicholas A. Radesca, Chief Financial Officer of AR Capital. “With the engagement of a highly reputable ‘Big Four’ accounting firm, we are clearly demonstrating AR Capital’s commitment to excellence and best practices. Deloitte meets AR Capital’s high standards, and I am confident that they will bring significant value by leveraging their deep experience, as well as their established tools and lessons-learned within the industry. We look forward to working closely with Deloitte and coordinating with our audit committees as we continue to enhance our processes.”

Deloitte will work with management and the audit committees to provide internal audit services for AR Capital’s non-traded companies including: American Realty Capital Hospitality Trust, Inc., American Realty Capital Daily Net Asset Value Trust, Inc., American Realty Capital Global Trust, Inc., American Realty Capital Global Trust II, Inc., American Realty Capital Healthcare Trust II, Inc., American Realty Capital Healthcare Trust III, Inc., American Realty Capital New York City REIT, Inc., American Realty Capital - Retail Centers of America, Inc., American Realty Capital - Retail Centers of America II, Inc., Business Development Corporation of America, Business Development Corporation of America II, ARC Realty Finance Trust, Inc., and American Realty Capital Trust V, Inc.

About AR Capital

Founded in 2006, AR Capital is a full-service investment management firm providing advisory services to retail and institutional investors. AR Capital is an active sponsor and manager of numerous alternative investment programs, including multiple REITs, open-end mutual funds, a business development company and a closed–end fund.  Additional information can be found at www.americanrealtycap.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “will,” “should,” “may,” “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Investor Inquiries:

Anthony J. DeFazio SVP of Public Relations DDCworks tdefazio@ddcworks.com (484) 342-3600	Andrew G. Backman Managing Director of Investor Relations and Public Relations RCS Capital Corporation abackman@rcscapital.com (917) 475-2135	Nicholas A. Radesca Chief Financial Officer AR Capital, LLC nradesca@arlcap.com (212) 415-6559